FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Recent Highlights

•	Achieved positive quarterly cash flow from operations
•	Closed $7.5 million credit facility
•	On track to initiate Phase 2 clinical trial for SparVax™ later this year
•	Submitted final proposal of ‘net profits’ definition to the Delaware Chancery Court in connection with favorable ruling for ST-246 smallpox antiviral

ANNAPOLIS, MD – May 8, 2012 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial results for the first quarter ended March 31, 2012.

Eric I. Richman, President and Chief Executive Officer, commented, “We are off to a great start in 2012 in regards to accomplishing our strategic objectives and meeting our financial goals. We are excited to continue our clinical evaluation of SparVax™ and are moving forward with plans to begin a Phase II clinical trial of SparVax™ later this year. And, while we achieved positive cash flow from operations for the quarter, we also bolstered our financial position by securing a $7.5 million financing from GE Capital, Healthcare Financial Services, which further enhances our balance sheet and extends our cash runway into 2013, when we anticipate achieving final resolution of the litigation with SIGA Technologies.”

“With respect to the SIGA litigation, we are currently awaiting final judgment from the Delaware Court of Chancery regarding its September 2011 decision to award PharmAthene a significant stake in SIGA’s smallpox antiviral, ST-246,” Mr. Richman continued. “SIGA has said it expects to begin delivery of ST-246 under its $433 million contract with the U.S. Government in the first quarter of 2013.”

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First Quarter 2012 Financial Results

Revenue

For the first quarter ended March 31, 2012, PharmAthene recognized revenue of $6.1 million, compared to $6.3 million for the same period in 2011. Revenue in the first quarter of 2012 was primarily from development contracts with the U.S. government for the Company’s SparVax™ and rBChE bioscavenger programs.

Operating Expenses

Research and development expenses for the three months ended March 31, 2012 were $4.7 million, compared to $5.8 million for the same period in 2011. Research and development expenses decreased during the current period primarily as a result of the completion of the 2007 NIAID contract for Valortim® and a reduction in manufacturing-related activities under the SparVax™ program.

Expenses associated with general and administrative functions were $2.9 million for the three months ended March 31, 2012 and $4.9 million for the same period in 2011. The decrease in general and administrative expense in the first quarter of 2012 was attributable to decreased legal expenses primarily related to the SIGA litigation of approximately $1.6 million, compared to the same period in 2011, as well as implementation of cost-cutting initiatives identified as part of the Company’s operational review.

Net Loss

For the first quarter of 2012, PharmAthene’s net loss attributable to common shareholders was $2.7 million, or $0.06 per share, compared to $2.1 million, or $0.04 per share, in the same period of 2011. Included in the net loss for the quarter ended March 31, 2012, was $1.0 million of non-cash expense related to the change in fair value of warrants outstanding, compared to a $2.5 million non-cash gain included in net loss for the same period in 2011.

Cash Position and Accounts Receivables

As of March 31, 2012, the Company had cash and cash equivalents and U.S. government billed and unbilled accounts receivables totaling approximately $20.7 million, compared to $18.7 million at December 31, 2011.  Cash increased from $11.2 million at the end of 2011 to $15.3 million at March 31, 2012 due to the effect of $0.8 million in positive cash flow from operations and $3.4 million in financing from GE Capital, Healthcare Financial Services.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s first quarter 2012 financial and operational results. The call is scheduled to begin at 4:30 pm Eastern Time on Tuesday, May 8, 2012 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-804-6928. The dial-in number for international callers is 857-350-1674. The participant passcode is 17854610.

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A replay of the conference call will be available beginning at approximately 6:30 pm Eastern Time on May 8, 2012 until approximately 11:59 p.m. Eastern Time on June 8, 2012. The dial-in number to access the replay from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 65466037.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
  Recombinant BChE- a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

In addition, pursuant to an opinion issued September 22, 2011 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of the net profits over 10 years from all sales of SIGA Technologies’ ST-246, a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox, and related products, once SIGA receives the first $40 million in net profits from sales of ST-246. For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of ST-246 and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty when SIGA will commence delivering any product or will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, SIGA has publicly stated it intends to appeal the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, to the extent that there is an appeal, we cannot predict how long that will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax ™, Valortim® and our rBChE products. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012 (Unaudited)	2011

ASSETS
Current assets:
Cash and cash equivalents	$15,304,189	$11,236,771
Accounts receivable (billed)	1,146,380	4,424,442
Unbilled accounts receivable	4,276,075	3,021,208
Prepaid expenses and other current assets	802,080	830,585
Restricted cash	-	100,000
Total current assets	21,528,724	19,613,006

Property and equipment, net	701,982	788,666
Other long term assets and deferred costs	174,525	53,384
Goodwill	2,348,453	2,348,453

Total assets	$24,753,684	$22,803,509

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,410,516	$1,445,700
Accrued expenses and other liabilities	2,850,072	3,169,642
Current portion of long term debt	195,412	-
Short term debt	857,808	-
Total current liabilities	5,313,808	4,615,342

Other long term liabilities	555,983	449,709
Long term debt, less current portion	2,234,712	-
Derivative instruments	2,878,314	1,886,652
Total liabilities	10,982,817	6,951,703

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,314,510 and 48,236,172 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	4,832	4,824
Additional paid-in-capital	209,111,489	208,525,917
Accumulated other comprehensive income	1,023,891	1,010,522
Accumulated deficit	(196,369,345)	(193,689,457)
Total stockholders' equity	13,770,867	15,851,806
Total liabilities and stockholders' equity	$24,753,684	$22,803,509

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2012	2011

Revenue	$6,149,052	$6,337,722

Operating expenses:
Research and development	4,705,357	5,820,374
General and administrative	2,948,481	4,939,654
Depreciation and amortization	85,910	117,629
Total operating expenses	7,739,748	10,877,657

Loss from operations	(1,590,696)	(4,539,935)
Other income (expense):
Interest income	2,988	3,154
Interest expense	(3,028)	(15,435)
Other income (expense)	52,915	(11,906)
Change in fair value of derivative instruments	(991,662)	2,488,465

Total other income (expense)	(938,787)	2,464,278

Net loss before income taxes	(2,529,483)	(2,075,657)

Income tax expense	(150,405)	-

Net loss	$(2,679,888)	$(2,075,657)

Basic and diluted net loss per share	$(0.06)	$(0.04)
Weighted average shares used in calculation of basic and diluted net loss per share	48,269,894	46,276,874

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